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Empirical Investment Funds
1521 Alton Road, Suite 364
Miami Beach, Florida  33139

Gentlemen:

         The undersigned hereby purchases 10,000 shares of Empirical Investment Funds at $10.00 per share, representing a total investment of $100,000 in the shares of the series of the Empirical Growth Fund. The undersigned hereby represents that (i) such purchase is for investment purposes, and (ii) the undersigned has no present intention of redeeming or selling said shares.



                                 Worldwide Financial Management Associates, Inc.




                                            By:    _/s/_________________________
                                          Name:    Kaye Anderson-Kerr
Dated As of March 5, 1997                Title:    President